EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Net Income Increases 40% in Fourth Quarter and 20.6% for 2015

Fourth Quarter 2015 EPS of $0.24; Adjusted OIBDA Up 17.5%

- Operating Income Up 33% on Strong Cable Improvement of $4.1 Million

- Revenues Increase 5.4% Driven by Wireless and Cable Customer Growth

EDINBURG, Va., Feb. 26, 2016 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (NASDAQ:SHEN) announces financial and operating results for the three months and year ended December 31, 2015.

Consolidated Fourth Quarter Results

For the quarter ended December 31, 2015, net income increased 40% to $12.1 million, compared to $8.6 million in the fourth quarter of 2014, primarily due to operating improvements in the Cable segment as well as continued growth in the Wireless and Wireline segments.  Operating income was $21.7 million, an increase of 33% from the same quarter last year.

Adjusted OIBDA (Operating Income Before Depreciation and Amortization) increased 17.5% to $40.1 million in the fourth quarter of 2015 from $34.2 million in the fourth quarter of 2014.  Total revenues were $87.3 million, an increase of 5.4% compared to $82.8 million for the 2014 fourth quarter. Cable segment revenues increased due to an increase in subscribers and Revenue Generating Units (RGUs), video price increases, as well as improved product mix with customers selecting higher-speed data packages.  Wireless revenues decreased as customers shifted to service plans that excluded subsidized phones, while Wireline segment revenues increased due to higher fiber revenues, as well as higher internet service fees as customers upgraded their services.  Total operating expenses were $65.6 million in the fourth quarter of 2015 compared to $66.5 million in the prior year period.

President and CEO Christopher E. French commented, “We are pleased to have delivered continued revenue growth and enhanced profitability in the fourth quarter, while also increasing our customer base, as demonstrated by the record growth in postpaid additions to our wireless business.  Our upgraded wireless and cable networks provide reliable coverage and access to premium high speed internet service, positioning us well as the carrier of choice in the markets in which we operate.”

Consolidated Full Year Results

For the year ended December 31, 2015, net income increased 20.6% to $40.9 million, compared to $33.9 million in 2014.  Operating income was $74.1 million, an increase of 19.6% as compared to $61.9 million in the prior year.

Adjusted OIBDA increased 14.2% to $150.9 million in 2015 from $132.1 million in 2014.  Total revenues were $342.5 million, an increase of 4.8% compared to $326.9 million in 2014.  Cable segment revenues increased due to an increase in subscribers and RGUs, video price increases, as well as improved product mix with customers selecting higher-speed data packages.  Wireless revenues increased primarily as a result of growth in wireless subscribers, while Wireline segment revenues increased due to higher fiber revenues as well as higher internet service fees as customers upgraded their services.  Total operating expenses were $268.4 million in 2015 compared to $265.0 million in the prior year.

Wireless Segment

Fourth Quarter average postpaid subscribers grew a record 6.7%, while postpaid service revenues in the Wireless segment decreased $1.2 million or 3.1% as compared to the fourth quarter of 2014 primarily as a result of postpaid customers selecting lower-priced service plans associated with leasing and installment billing programs for handsets.  Offsetting the decrease in postpaid revenue was a decrease in the cost of postpaid handset subsidies of $1.2 million.   In the fourth quarter, net prepaid service revenues grew $0.9 million, or 8.4%, due primarily to improved product mix and 1.1% growth in average prepaid customers as compared to the same period of 2014.

During the fourth quarter of 2015, net additions to postpaid subscribers were 8,985, up 84% compared to 4,891 net postpaid subscriber additions in the fourth quarter of 2014.  Net prepaid subscribers declined by 2,264 during fourth quarter 2015, compared to 5,036 added in the fourth quarter of 2014.

Fourth quarter adjusted OIBDA in the Wireless segment was $27.4 million, an increase of 3.6% from the fourth quarter of 2014.

“Our state of the art wireless network provides reliable coverage, coupled with the strength of our service offering, drove record growth in our postpaid customer base during the quarter,” Mr. French stated.  “Monthly service fees and handset subsidy costs have continued to decline as customers select lower revenue service plans related to handset financing and leasing plans.”

Cable Segment

Revenue in the Cable segment increased $3.5 million or 15.8% to $25.7 million, due to 3.8% growth in average RGUs (the sum of voice, data, and video users), video rate increases implemented in January 2015 to pass-through programming cost increases, and customers selecting higher speed data access packages.  Operating expenses declined 2.6% to $23.5 million in the fourth quarter of 2015. Fourth quarter operating income was $2.2 million compared to an operating loss of $1.9 million in the prior year.

Revenue generating units totaled 126,071 at the end of 2015, an increase of 3.6% over December 31, 2014.

Adjusted OIBDA in the Cable segment for fourth quarter 2015 was $8.2 million, up 90% from $4.3 million in the fourth quarter of 2014.

Mr. French stated, “Customers are demanding more from their broadband provider, and our enhanced service capabilities and product offerings are attracting new customers and encouraging our existing customers to transition to upgraded monthly subscription plans.”

Wireline Segment

Revenue in the Wireline segment increased 15.3% to $18.1 million in the fourth quarter of 2015, as compared to $15.7 million in the fourth quarter of 2014.  Carrier access and fiber revenue for the quarter was $11.8 million, an increase from $9.8 million for the same quarter last year, due to growth in new fiber contracts.  Operating expenses increased 7.4% or $0.9 million to $13.5 million for fourth quarter 2015, primarily due to costs to support new fiber contracts.

Adjusted OIBDA for the Wireline segment for fourth quarter 2015 was $8.0 million, as compared to $6.3 million in fourth quarter 2014.

Other Information

On October 20, 2015, the Company declared a dividend of $0.48 per share payable December 1, 2015 to shareholders of record on November 5, 2015, with a payout of $11.6 million.  The Company also declared a two-for-one stock split effective for shareholders of record as of December 31, 2015.

Capital expenditures were $30.0 million in the fourth quarter of 2015 compared to $17.0 million in the comparable 2014 period.

Cash and cash equivalents as of December 31, 2015 were $76.8 million, compared to $68.9 million at December 31, 2014. Total outstanding debt at December 31, 2015 totaled $201.3 million compared to $224.3 million as of December 31, 2014. The Company began making quarterly principal payments of $5.75 million on its debt in December 2014. According to the terms of the Company’s credit agreement, a decrease in the Company’s leverage triggered a 0.25% decrease in the interest rate on the Company’s outstanding debt during 2015.  At December 31, 2015, debt as a percent of total assets was 32.0%. The amount available to the Company through its revolver facility was $50 million.

“Our balance sheet remains solid, providing a platform for continued growth of our customer base, and for improvements to our capabilities and service offerings.  We look forward to the closing of the nTelos acquisition and to expanding our operations to include additional customers and new markets,” Mr. French concluded.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast today, Friday, February 26, 2016, at 10 A.M. Eastern Time.

Teleconference Information:
Friday, February 26, 2016 10:00 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 51713132
Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately one hour after the call is complete, through March 4, 2016 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company’s services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia.  For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2015	2014
Cash and cash equivalents	$76,812	$68,917
Other current assets	51,135	59,407
Total current assets	127,947	128,324
Investments	10,679	10,089
Net property, plant and equipment	410,018	405,907
Intangible assets, net	66,993	68,260
Deferred charges and other assets, net	13,103	6,662
Total assets	$628,740	$619,242

Current maturities of long-term debt	23,000	23,000
Other current liabilities	38,237	36,154
Long-term debt, less current maturities	178,250	201,250
Total other liabilities	99,315	100,492
Total shareholders' equity	289,938	258,346
Total liabilities and shareholders' equity	$628,740	$619,242

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating revenues	$87,285	$82,810	$342,485	$326,946

Cost of goods and services	29,789	31,774	121,330	129,743
Selling, general, and administrative	18,192	17,534	76,367	69,370
Depreciation and amortization	17,583	17,176	70,702	65,890
Total operating expenses	65,564	66,484	268,399	265,003
Operating income	21,721	16,326	74,086	61,943
Other income (expense):
Interest expense	(1,692)	(2,029)	(7,355)	(8,148)
Gain (loss) on investments, net	116	(127)	105	208
Non-operating income, net	489	535	1,754	2,031
Income before income taxes	20,634	14,705	68,590	56,034
Income tax expense	8,526	6,056	27,726	22,151
Net income	$12,108	$8,649	$40,864	$33,883

Basic and diluted income per share:
Net income – Basic	$0.24	$0.18	$0.84	$0.70
Net income - Diluted	$0.24	$0.18	$0.83	$0.70
Weighted average shares outstanding:
Basic	48,457	48,240	48,388	48,198
Diluted	49,206	48,830	49,024	48,720

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a “non-GAAP financial measure” under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of:  certain non-recurring transactions; impairment of assets; gains and losses on asset sales; and share based compensation expense.  Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance.  We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made.  In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items.  Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes.  By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors.  In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.  These limitations include the following:

  it does not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect interest expense necessary to service interest or principal payments on indebtedness;
  it does not reflect gains, losses or dividends on investments;
  it does not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three and twelve months ended December 31, 2015 and 2014:

	Three Months Ended		Twelve Months Ended
(in thousands)	December 31,		December 31,
	2015	2014	2015	2014

Adjusted OIBDA	$40,143	$34,152	$150,902	$132,144

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure, for the three and twelve months ended December 31, 2015 and 2014:

Consolidated:
(in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Operating income	$21,721	$16,326	$74,086	$61,943
Plus depreciation and amortization	17,583	17,176	70,702	65,890
Plus (gain) loss on asset sales	6	243	235	2,054
Plus nTelos acquisition expenses	393	-	3,546	-
Plus share based compensation expense	440	407	2,333	2,257
Adjusted OIBDA	$40,143	$34,152	$150,902	$132,144

The following tables reconcile adjusted OIBDA to operating income by major segment for the three and twelve months ended December 31, 2015 and 2014:

Wireless Segment:
(in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Operating income	$18,922	$18,185	$75,023	$69,882
Plus depreciation and amortization	8,328	7,949	34,416	31,111
Plus (gain) loss on asset sales	(11)	192	62	(101)
Plus share based compensation expense	113	88	554	475
Adjusted OIBDA	$27,352	$26,414	$110,055	$101,367

Cable Segment:
(in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Operating income (loss)	$2,208	($1,928)	$502	($10,098)
Plus depreciation and amortization	5,811	6,113	23,097	23,148
Plus (gain) loss on asset sales	33	(28)	45	1,500
Plus share based compensation expense	146	149	811	848
Adjusted OIBDA	$8,198	$4,306	$24,455	$15,398

Wireline Segment:
(in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Operating income	$4,634	$3,163	$16,404	$15,714
Plus depreciation and amortization	3,325	2,999	12,736	11,224
Plus loss on asset sales	37	80	169	655
Plus share based compensation expense	78	75	408	386
Adjusted OIBDA	$8,074	$6,317	$29,717	$27,979

The following table shows selected operating statistics of the Wireless segment as of the dates shown:

	Dec. 31,	Dec. 31,	Dec. 31,
	2015	2014	2013
Retail PCS Subscribers – Postpaid	312,512	287,867	273,721
Retail PCS Subscribers – Prepaid	142,840	145,162	137,047
PCS Market POPS (000) (1)	2,433	2,415	2,397
PCS Covered POPS (000) (1)	2,224	2,207	2,067
CDMA Base Stations (sites)	552	537	526
Towers Owned	158	154	153
Non-affiliate Cell Site Leases (2)	202	198	217
Gross PCS Subscriber Additions – Postpaid	77,067	72,891	66,558
Net PCS Subscriber Additions – Postpaid	24,645	14,146	10,829
PCS Average Monthly Retail Churn % - Postpaid (3)	1.47%	1.76%	1.75%
Gross PCS Subscriber Additions – Prepaid	83,796	74,838	76,416
Net PCS Subscriber Additions (Losses) – Prepaid	(2,322)	8,115	8,870
PCS Average Monthly Retail Churn % - Prepaid (3)	4.93%	4.00%	4.24%

1) POPS refers to the estimated population of a given geographic area and is based on information purchased from third party sources. Market POPS are those within a market area which the Company is authorized to serve under its Sprint PCS affiliate agreements, and Covered POPS are those covered by the Company’s network. Covered POPS increased in 2014 primarily as a result of the Company’s deployment of the 800 megahertz spectrum at existing cell sites.
2) The decrease from December 31, 2013 to December 31, 2014 is primarily a result of termination of Sprint iDEN leases associated with the former Nextel network.
3) PCS Average Monthly Retail Churn is the average of the monthly subscriber turnover, or churn, calculations for the period.

The following table shows selected operating statistics of the Wireline segment as of the dates shown:

	Dec. 31,	Dec. 31,	Dec. 31,
	2015	2014	2013
Telephone Access Lines (1)	20,252	21,612	22,106
Long Distance Subscribers	9,476	9,571	9,851
Video Customers (2)	5,356	5,692	6,342
DSL and Cable Modem Subscribers (3)	13,086	12,742	12,632
Fiber Route Miles	1,736	1,556	1,452
Total Fiber Miles (4)	123,891	86,801	84,600

1) Effective October 1, 2015, the Company launched cable modem services on its cable plant, and ceased the requirement that a customer have a telephone access line to purchase DSL service.
2) The wireline segment’s video service passes approximately 16,000 homes.
3) 2015 total includes 420 customers served via the coaxial cable network.
4) Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

The following table shows selected operating statistics of the Cable segment as of the dates shown:

	Dec. 31, 2015	Dec. 31, 2014	Dec. 31, 2013

Homes Passed (1)	172,538	171,589	170,470
Customer Relationships (2)
Video customers	48,184	49,247	51,197
Non-video customers	24,550	22,051	18,341
Total customer relationships	72,734	71,298	69,538
Video
Customers (3)	50,215	52,095	53,076
Penetration (4)	29.1%	30.4%	31.1%
Digital video penetration (5)	77.9%	65.9%	49.2%
High-speed Internet
Available Homes (6)	172,538	171,589	168,255
Customers (3)	55,690	51,359	45,776
Penetration (4)	32.3%	29.9%	27.2%
Voice
Available Homes (6)	169,801	168,852	163,282
Customers (3)	20,166	18,262	14,988
Penetration (4)	11.9%	10.8%	9.2%
Revenue Generating Units (7)	126,071	121,716	113,840
Fiber Route Miles	2,844	2,834	2,636
Total Fiber Miles (8)	76,949	72,694	69,296
Average Revenue Generating Units	124,054	117,744	110,611

1. Homes and businesses are considered passed (“homes passed”) if we can connect them to our distribution system without further extending the transmission lines. Homes passed is an estimate based upon the best available information.
2. Customer relationships represent the number of customers who receive at least one of our services.
3. Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer. Where services are provided on a bulk basis, such as to hotels, universities and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.
4. Penetration is calculated by dividing the number of customers by the number of homes passed or available homes, as appropriate.
5. Digital video penetration is calculated by dividing the number of digital video customers by total video customers. Digital video customers are video customers who receive any level of video service via digital transmission. A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video customer.
6. Homes and businesses are considered available (“available homes”) if we can connect them to our distribution system without further extending the transmission lines and if we offer the service in that area.
7. Revenue generating units are the sum of video, voice and high-speed internet customers.
8. Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision makers.  The Company has three reportable segments, which the Company operates and manages as strategic business units organized by lines of business: (1) Wireless, (2) Cable, and (3) Wireline.   A fourth segment, Other, primarily includes Shenandoah Telecommunications Company, the parent holding company.

The Wireless segment provides digital wireless service to a portion of a four-state area covering the region from Harrisburg, York and Altoona, Pennsylvania, to Harrisonburg, Virginia, as a Sprint PCS Affiliate.  This segment also owns cell site towers built on leased land, and leases space on these towers to both affiliates and non-affiliated service providers.

The Cable segment provides video, internet and voice services in Virginia, West Virginia and Maryland, and leases fiber optic facilities throughout southern Virginia and West Virginia. It does not include video, internet and voice services provided to customers in Shenandoah County, Virginia.

The Wireline segment provides regulated and unregulated voice services, DSL internet access, and long distance access services throughout Shenandoah County and portions of Rockingham, Frederick, Warren and Augusta counties, Virginia. The segment also provides video services in portions of Shenandoah County, and leases fiber optic facilities throughout the northern Shenandoah Valley of Virginia, northern Virginia and adjacent areas along the Interstate 81 corridor through West Virginia, Maryland and portions of Pennsylvania.

Three months ended December 31, 2015

(in thousands)

	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$47,835	$23,178	$4,843	$-	$-	$75,856
Other	2,998	2,298	6,133	-	-	11,429
Total external revenues	50,833	25,476	10,976	-	-	87,285
Internal revenues	1,121	265	7,118	-	(8,504)	-
Total operating revenues	51,954	25,741	18,094	-	(8,504)	87,285

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	15,908	13,233	8,445	-	(7,797)	29,789
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	8,796	4,489	1,690	3,924	(707)	18,192
Depreciation and amortization	8,328	5,811	3,325	119	-	17,583
Total operating expenses	33,032	23,533	13,460	4,043	(8,504)	65,564
Operating income (loss)	$18,922	$2,208	$4,634	$(4,043)	$-	$21,721

Three months ended December 31, 2014
(in thousands)

	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$48,035	$20,151	$4,663	$-	$-	$72,849
Other	3,215	2,022	4,724	-	-	9,961
Total external revenues	51,250	22,173	9,387	-	-	82,810
Internal revenues	1,157	59	6,305	-	(7,521)	-
Total operating revenues	52,407	22,232	15,692	-	(7,521)	82,810

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	17,835	13,015	7,791	-	(6,867)	31,774
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	8,438	5,033	1,739	2,978	(654)	17,534
Depreciation and amortization	7,949	6,113	2,999	115	-	17,176
Total operating expenses	34,222	24,161	12,529	3,093	(7,521)	66,484
Operating income (loss)	$18,185	$(1,929)	$3,163	$(3,093)	$-	$16,326

Twelve months ended December 31, 2015

(in thousands)

	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$192,752	$88,980	$19,386	$-	$-	$301,118
Other	11,609	7,793	21,965	-	-	41,367
Total external revenues	204,361	96,773	41,351	-	-	342,485
Internal revenues	4,440	849	26,069	-	(31,358)	-
Total operating revenues	208,801	97,622	67,420	-	(31,358)	342,485

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	63,570	54,611	31,668	-	(28,519)	121,330
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	35,792	19,412	6,612	17,390	(2,839)	76,367
Depreciation and amortization	34,416	23,097	12,736	453	-	70,702
Total operating expenses	133,778	97,120	51,016	17,843	(31,358)	268,399
Operating income (loss)	$75,023	$502	$16,404	$(17,843)	$-	$74,086

Twelve months ended December 31, 2014

(in thousands)

	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$191,147	$77,179	$18,919	$-	$-	$287,245
Other	11,867	7,224	20,610	-	-	39,701
Total external revenues	203,014	84,403	39,529	-	-	326,946
Internal revenues	4,440	150	23,506	-	(28,096)	-
Total operating revenues	207,454	84,553	63,035	-	(28,096)	326,946

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	73,290	51,982	30,088	-	(25,617)	129,743
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	33,171	19,521	6,009	13,148	(2,479)	69,370
Depreciation and amortization	31,111	23,148	11,224	407	-	65,890
Total operating expenses	137,572	94,651	47,321	13,555	(28,096)	265,003
Operating income (loss)	$69,882	$(10,098)	$15,714	$(13,555)	$-	$61,943

CONTACTS:

Shenandoah Telecommunications, Inc.
Adele Skolits
CFO and VP of Finance
540-984-5161
Adele.skolits@emp.shentel.com

Or

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
jnesbett@institutionalms.com